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                                                                     EXHIBIT 3.7

                            ARTICLES OF INCORPORATION

                                       OF

                         CAPISTRANO COGENERATION COMPANY

                                       I

         The name of this corporation is Capistrano Cogeneration Company.

                                       II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

         The name and address in the State of California of this corporation's initial agent for service of process are:

         Alan M. Fenning
         2222 Martin Street, Suite 155
         Irvine, California 92715-1405

                                       IV

         This corporation is authorized to issue only one class of shares of stock, which shall be designated "common" shares. The total number of shares which this corporation is authorized to issue is ten thousand (10,000) shares.

 DATED:September 29, 1986.

                             /s/ Douglas B. Whiting
                             -----------------------
                                 Douglas B. Whiting